Exhibit 99.1

Greatbatch, Inc. Reports 2013 Second Quarter Results

FRISCO, Texas--(BUSINESS WIRE)--July 25, 2013--Greatbatch, Inc. (NYSE: GB), today announced results for its second quarter ended June 28, 2013 highlighted by 6% constant currency organic revenue growth, 19% improvement in adjusted operating income and 30% improvement in adjusted diluted EPS over the prior year. Additionally, the Company raised its full year adjusted diluted EPS guidance to $2.05 - $2.15 per share.

	Three Months Ended
(Dollars in thousands, except per share data)	June 28,	June 29,	%	March 29,	%
	2013	2012	Change	2013	Change
Sales	$171,331	$166,548	3%	$148,265	16%
Constant Currency Organic Sales Growth	6%	1%		-4%

GAAP Operating Income	$17,135	$11,091	54%	$14,339	19%
GAAP Operating Income as % of Sales	10.0%	6.7%		9.7%

Adjusted Operating Income*	$22,192	$18,589	19%	$19,311	15%
Adjusted Operating Income as % of Sales	13.0%	11.2%		13.0%

GAAP Diluted EPS	$0.39	$0.16	144%	$0.23	70%
Adjusted Diluted EPS*	$0.56	$0.43	30%	$0.44	27%

Adjusted EBITDA*	$31,281	$28,518	10%	$28,075	11%
Adjusted EBITDA as a % Sales	18.3%	17.1%		18.9%

* Refer to Tables A, B and C at the end of this release for a reconciliation of GAAP to adjusted amounts.

  Sales increased 3% over the second quarter of 2012 to a record $171.3 million, including 6% constant currency organic growth.
    Cardiac/neuromodulation revenue increased 5% driven by stronger market performance and continued deepening relations with OEM partners.
    Orthopaedic revenue decreased 2% over the prior year but grew organically by 14% due to implant market share gains and new customer wins, after adjusting for the divestiture of certain non-core product lines in Switzerland at the beginning of 2013.
    Portable medical revenues increased 9% for the quarter reflecting the ongoing impact of products introduced in 2012.
  GAAP Operating Income of $17.1 million increased $6.0 million or 54% in the quarter.
    Gross margins improved 220 basis points to 33.4% driven by plant productivity, the completion of the Swiss orthopaedic facility consolidation and mix of product sales.
    Total operating expenses declined $0.7 million or 2% as a result of lower other operating expenses reflecting lower consolidation and optimization charges, partially offset by higher selling, general and administrative spend because of continued investment in our sales and marketing capabilities.
  Adjusted Operating Income improved 19% to $22.2 million.
    Gross profit improvement and operational efficiencies flowed through to adjusted operating income.

CEO Comments

“We are very pleased with our performance in the second quarter, which reflected 6% constant currency organic revenue growth and a 30% increase in adjusted diluted earnings per share,” stated Thomas J. Hook, President and CEO, Greatbatch, Inc. “Additionally, during the quarter we took steps to realign our operating structure in order to further facilitate our growth strategy.”

“Over the last eight years Greatbatch successfully integrated and consolidated its businesses and facilities,” continued Hook. “This has led us to an inflection point in which the Company can build upon our strong operations foundation to establish Greatbatch as a growth company where we have a competitive advantage in the markets we serve, continue to introduce innovative product offerings into the market place and our organic growth represents a significant percentage of recurring revenues.

We are laying the foundation for this growth strategy through our investment in sales and marketing, which has resulted in more robust commercialization plans, an infusion of sales and marketing talent linked to complementary compensation plans, and a revamped decision making processes for selecting and building our deal pipelines. We are excited about our future as we seek to maintain at least 5% constant currency organic annual revenue growth. I would like to thank our Associates for their continued commitment to making Greatbatch a growth company.”

CFO Comments

“Aided by our solid second quarter growth in sales, our gross margin rates continued to be strong,” commented Michael Dinkins, Executive Vice President & CFO, Greatbatch, Inc. “Our revenue of $171.3 million was a 3% increase over the second quarter 2012 and 16% above our first quarter 2013 performance, bringing our year-to-date revenues to $319.6 million representing 1% organic growth over the prior year. Orthopaedics, portable medical and cardiac/neuromodulation are driving our organic sales improvement. Cardiac/neuromodulation grew 5% by leveraging our existing portfolio of intellectual property with our OEM customers; Portable medical was up 9% driven by the carryover of new product introductions; and we continued to have success with our orthopaedic implants. This volume leverage along with continued productivity efforts, functional alignment and excellent execution resulted in adjusted operating margins improving 180 basis points to 13.0% in the quarter. Additionally, adjusted EBITDA improved 10% as adjusted operating income increased $3.6 million. As a result, we are increasing our adjusted diluted earnings per share guidance as we expect sustained operating efficiency, continued cost discipline and lower interest expense levels through the end of the year, partially offset by lower reimbursements from customers for R&D initiatives.”

Second Quarter Results

Second quarter 2013 sales increased $4.8 million or 3% over the prior year period to a record $171.3 million. When adjusting 2012 for the divestiture of certain non-core orthopaedic product lines at the beginning of 2013 ($4.4 million), sales increased $9.2 million or 6% organically. Foreign currency exchange rate fluctuations did not have a material impact on the current quarter in comparison to the prior year period. This 6% organic constant currency growth was primarily due to above market growth (5% growth) from our cardiac/neuromodulation product line, implant market share gains, which helped drive 14% orthopaedics product line organic growth, and strength in our portable medical product line, which is benefitting from new product launches into this higher growth market. This growth was partially offset by the timing of orthopaedic plant validations in connection with the closing of our Swiss facilities. For the remainder of 2013, we expect revenue to continue to be strong as orthopaedic backlog continues to be relieved, and new product introductions are commercialized in our cardiac and portable medical product lines.

Gross profit increased $5.4 million to $57.3 million in the second quarter of 2013, compared to $51.9 million for the comparable 2012 period. This improvement was driven by the increased sales discussed above, as well as cost savings and production efficiencies, including savings realized from the consolidation of our Swiss orthopaedic facilities and product line rationalizations, which totaled approximately $1.3 million. Gross profit as a percentage of sales for the current quarter increased 220 basis points to 33.4% from 31.2% for the prior year second quarter due to these production efficiencies and consolidations, as well as a better mix of higher margin products.

Selling, general and administrative (“SG&A”) expenses increased $1.5 million to $22.2 million for the second quarter 2013 compared to $20.7 million for the same period of 2012, and includes the additional cost from the Company’s investment in sales and marketing resources to drive core business growth as well as increased performance based compensation. These increases were partially offset by synergies realized from our Swiss orthopaedic facility consolidation of approximately $0.5 million.

Research, development and engineering costs for the 2013 second quarter of $14.1 million remained consistent with the comparable 2012 period. Efforts to refocus our medical device research and development (“R&D”) investment, which began in the third quarter of 2012 and included the discontinuation of certain non-core R&D projects, were partially offset by higher spend on core R&D development projects and higher performance based compensation. Current quarter results include $1.2 million of design verification testing (“DVT”) costs incurred in connection with the Company’s development of a neuromodulation platform compared to $1.6 million for the comparable 2012 period. In total, costs incurred in connection with our medical devices were $7.9 million in the second quarter of 2013, compared to $8.7 million for the 2012 second quarter. The Company’s medical device technology investment is focused on successfully commercializing Algostim and being selective in opportunities that leverage our strengths in our core business units and drive sustainable growth. Additionally, the Company continues to seek strategic partners to share in the costs of RD&E and reduce the impact to the bottom line.

GAAP operating income for the second quarter 2013 was $17.1 million compared to $11.1 million for the comparable 2012 period. This increase was primarily due to increased gross profit and lower consolidation and optimization costs, partially offset by higher SG&A expenses. Adjusted operating income, which excludes other operating and DVT expenses, increased 19% to $22.2 million compared to $18.6 million in the second quarter of 2012. Refer to Table A at the end of this release for a reconciliation of GAAP operating income to adjusted operating income and the “Use of Non-GAAP Financial Information” section below.

The GAAP effective tax rate for the second quarter of 2013 was 35.0% compared to 43.9% for the same period of 2012. This decrease was primarily attributable to the reinstatement of the R&D tax credit in the first quarter of 2013, as well as higher income in lower tax rate jurisdictions.

GAAP and adjusted diluted EPS for the second quarter of 2013 were $0.39 and $0.56, respectively, compared to $0.16 and $0.43, respectively, for the second quarter of 2012. Refer to Table B at the end of this release for a reconciliation of GAAP net income and EPS to adjusted net income and EPS, and the “Use of Non-GAAP Financial Information” section below.

Cash flow from operating activities for the second quarter of 2013 was a usage of $1.0 million compared to a positive cash flow of $24.0 million in the 2012 period. This decrease was primarily due to an increase in accounts receivable and inventory during the quarter, due to higher actual and projected sales levels, as well as an $11.5 million estimated tax payment made in connection with the retirement of $198 million of convertible subordinated notes in the first quarter of 2013. Excluding this tax payment, cash flow from operations would have been a positive $10.5 million for the second quarter of 2013.

Product Line Sales
The following table summarizes the Company’s sales by major product lines (dollars in thousands):

	Three Months Ended
	June 28,	June 29,	%	March 29,	%
Product Line	2013	2012	Change	2013	Change
Implantable Medical
Cardiac/Neuromodulation	$84,014	$80,025	5%	$71,167	18%
Orthopaedic	32,341	32,860	-2%	29,623	9%
Vascular	12,249	12,481	-2%	10,624	15%
Total Implantable Medical	128,604	125,366	3%	111,414	15%
Electrochem
Portable Medical	22,167	20,407	9%	18,889	17%
Energy	13,107	13,201	-1%	12,293	7%
Other	7,453	7,574	-2%	5,669	31%
Total Electrochem	42,727	41,182	4%	36,851	16%
Total Sales	$171,331	$166,548	3%	$148,265	16%

Implantable Medical

Cardiac and neuromodulation sales for the second quarter of 2013 increased 5% compared to the prior year to $84.0 million. This increase was driven by stronger market performance and continued deepening relations with OEM partners. Cardiac and Neuromodulation revenues for the first half of 2013 were consistent with the respective 2012 period. We continue to see an increased pace of product development opportunities from our cardiac customers. We believe that these opportunities, combined with our increased sales and marketing resources, will allow the Company to continue to grow this product line faster than the underlying market.

Orthopaedic sales of $32.3 million for the second quarter of 2013 declined 2% compared to the second quarter of 2012. During the first quarter of 2013, the Company divested certain non-core orthopaedic product lines which reduced second quarter 2013 orthopaedic revenue by approximately $4.4 million in comparison to the prior year period. Foreign currency exchange rate fluctuations did not have a material impact on the current quarter. On a constant currency organic basis, orthopaedic product line sales increased 14% in comparison to the prior year second quarter, which was primarily due to orthopaedic implant market share gains and new customer wins, partially offset by the timing of plant validations in connection with the transfer of operations from our Swiss facilities to other Greatbatch facilities. This consolidation is expected to benefit the next two quarters as backlog is relieved.

Second quarter 2013 vascular sales decreased 2% to $12.2 million compared to $12.5 million for the prior year and was primarily due to the previously communicated voluntary recall of two vascular medical devices near the end of 2012, which are on track to be back on the market in the second half of 2013.

Electrochem

Second quarter 2013 Electrochem sales increased 4% to $42.7 million compared to $41.2 million for the comparable 2012 period. This increase was primarily due to a 9% increase in portable medical sales, which is benefitting from new product launches into this higher growth market. We expect this higher growth rate in our portable medical product line to continue for the remainder of the year given the favorable market demographics and new product launches.

Financial Guidance

Based upon our results for the first half of the year, as well as our expectations for the remainder of 2013, at this time we are raising our 2013 adjusted diluted EPS guidance ranges to $2.05 to $2.15 per share from the previously communicated $2.00 to $2.05 per share. For the year, we continue to believe that revenue will be at the lower end of our original sales guidance of $660 million to $680 million provided at the beginning of the year. If achieved, this would result in organic revenue growth of 5% - 8% after adjusting for the disposition of $15 million of non-core orthopaedic product lines at the end of 2012. Further details will be provided on our earnings call later today.

Conference Call

The Company will host a conference call on Thursday July 25, 2013 at 5:00 p.m. ET to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 7:00 p.m. ET on July 25, 2013 until August 1, 2013. To access the replay, dial 888-286-8010 (U.S.) and enter the passcode 17238812.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, environmental, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted operating income and margin, adjusted net income, adjusted earnings per diluted share and adjusted EBITDA. These adjusted amounts, other than adjusted EBITDA, consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) severance charges in connection with corporate realignments or a reduction in force (v) litigation charges and gains, (vi) the impact of non-cash charges to interest expense due to the accounting change for convertible debt, (vii) unusual or infrequently occurring items, (viii) certain R&D expenditures (such as medical device DVT expenses in connection with developing our neuromodulation platform), (ix) gain/loss on the sale of investments, (x) the income tax (benefit) related to these adjustments and (xi) certain tax charges related to the consolidation of our Swiss Orthopaedic facility. Adjusted earnings per diluted share were calculated by dividing adjusted net income by diluted weighted average shares outstanding. Adjusted EBITDA consists of adjusted operating income excluding GAAP depreciation and amortization less adjustments included in GAAP depreciation and amortization already excluded from adjusted operating income. We believe that the presentation of adjusted operating income and margin, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or variations or the negative of these terms or other comparable terminology. These forward-looking statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing/vertical integration pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives (including the consolidation of our Swiss orthopaedic operations); our reliance on third party suppliers for raw materials, products and subcomponents; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies; our unsuccessful expansion into new markets; our ability to realize a return on our substantial RD&E investments, including system and device products; changes in and challenges related to compliance with governmental laws and regulations, including regulations of the U.S. Food and Drug Administration and foreign government agencies regulating medical device approvals; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation:

	Three Months Ended
	Implantable Medical		Electrochem		Unallocated		Total
	June 28,	June 29,	June 28,	June 29,	June 28,	June 29,	June 28,	June 29,
(dollars in thousands)	2013	2012	2013	2012	2013	2012	2013	2012
Sales	$128,604	$125,366	$42,727	$41,182	$-	$-	$171,331	$166,548

Operating income (loss) as reported	$16,640	$11,396	$5,828	$6,199	$(5,333)	$(6,504)	$17,135	$11,091
Adjustments:
Medical device DVT expenses (RD&E)	1,235	1,575	-	-	-	-	1,235	1,575
Consolidation and optimization costs	3,065	2,713	126	-	517	1,742	3,708	4,455
Acquisition and integration expenses	41	39	30	72	-	1	71	112
Asset dispositions, severance and other	(7)	531	50	156	-	669	43	1,356
Adjusted operating income (loss)	$20,974	$16,254	$6,034	$6,427	$(4,816)	$(4,092)	$22,192	$18,589
Adjusted operating margin	16.3%	13.0%	14.1%	15.6%	N/A	N/A	13.0%	11.2%

Medical device related adjusted expenses (excluding DVT)	$6,615	$7,143	$-	$-	$-	$-	$6,615	$7,143
Adjusted operating income excluding medical device related adjusted expenses	$27,589	$23,397	$6,034	$6,427	$(4,816)	$(4,092)	$28,807	$25,732
Adjusted operating margin excluding medical device related adjusted expenses	21.5%	18.7%	14.1%	15.6%	N/A	N/A	16.8%	15.5%

	Six Months Ended
	Implantable Medical		Electrochem		Unallocated		Total
	June 28,	June 29,	June 28,	June 29,	June 28,	June 29,	June 28,	June 29,
(dollars in thousands)	2013	2012	2013	2012	2013	2012	2013	2012
Sales	$240,018	$243,183	$79,578	$82,468	$-	$-	$319,596	$325,651

Operating income (loss) as reported	$30,983	$21,508	$10,644	$10,670	$(10,153)	$(9,889)	$31,474	$22,289
Adjustments:
Inventory step-up amortization (COS)	-	-	-	532	-	-	-	532
Medical device DVT expenses (RD&E)	2,969	2,615	-	-	-	-	2,969	2,615
Consolidation and optimization costs	5,825	3,463	126	-	819	2,560	6,770	6,023
Acquisition and integration expenses	111	144	70	910	1	1	182	1,055
Asset dispositions, severance and other	53	507	55	411	-	672	108	1,590
Adjusted operating income (loss)	$39,941	$28,237	$10,895	$12,523	$(9,333)	$(6,656)	$41,503	$34,104
Adjusted operating margin	16.6%	11.6%	13.7%	15.2%	N/A	N/A	13.0%	10.5%

Medical device related adjusted expenses (excluding DVT)	$12,490	$14,644	$-	$-	$-	$-	$12,490	$14,644
Adjusted operating income excluding medical device related adjusted expenses	$52,431	$42,881	$10,895	$12,523	$(9,333)	$(6,656)	$53,993	$48,748
Adjusted operating margin excluding medical device related adjusted expenses	21.8%	17.6%	13.7%	15.2%	N/A	N/A	16.9%	15.0%

Table B: Net Income and Diluted EPS Reconciliation

	Three Months Ended				Six Months Ended
	June 28,		June 29,		June 28,		June 29,
	2013		2012		2013		2012
		Impact		Impact		Impact		Impact
		Per		Per		Per		Per
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
(in thousands except per share amounts)	Income	Share	Income	Share	Income	Share	Income	Share
Net income as reported	$9,752	$0.39	$3,851	$0.16	$15,415	$0.62	$8,318	$0.35
Adjustments:
Inventory step-up amortization (COS)	-	-	-	-	-	-	346	0.01
Medical device DVT expenses (RD&E)	803	0.03	1,024	0.04	1,930	0.08	1,699	0.07
Consolidation and optimization costs(a)	2,956	0.12	2,896	0.12	5,296	0.21	3,915	0.16
Acquisition and integration expenses(a)	46	-	73	-	118	-	686	0.03
Asset dispositions, severance and other(a)	26	-	881	0.04	91	-	1,033	0.04
Loss on cost and equity method investments, net(b)	352	0.01	-	-	398	0.02	-	-
CSN conversion option discount amortization(c)	-	-	1,471	0.06	2,906	0.12	2,915	0.12
2012 R&D Tax Credit(d)	-	-	-	-	(1,500)	(0.06)	-	-
Adjusted net income and diluted EPS(e)	$13,935	$0.56	$10,196	$0.43	$24,654	$0.99	$18,912	$0.79
Adjusted diluted weighted average shares	24,922		23,876		24,818		23,816

(a)	Net of tax amounts computed using a 35% U.S. statutory tax rate for the 2013 and 2012 periods and a 0% and 22.5% Switzerland tax rate for the 2013 and 2012 periods, respectively.
(b)	Pre-tax amount is $542 thousand and $612 thousand for the quarter and year-to-date periods, respectively.
(c)	Pre-tax amount is $4.5 million for the 2013 year-to-date period and $2.3 million and $4.5 million for the 2012 quarter and year-to-date periods, respectively.
(d)	Relates to the 2012 portion of the R&D tax credit which was reinstated in the first quarter of 2013 retroactive back to the beginning of 2012. As required, the full year impact of the R&D tax credit relating to 2012 was recognized in the first quarter of 2013.
(e)	The per share data in this table has been rounded to the nearest $0.01 and therefore may not sum to the total.

Table C: Adjusted EBITDA Reconciliation

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(dollars in thousands)	2013	2012	2013	2012
Sales	$171,331	$166,548	$319,596	$325,651

Adjusted operating income*	$22,192	$18,589	$41,503	$34,104

Add: Depreciation and amortization	9,089	10,985	17,853	22,104
Less adjustments included in depreciation and amortization:
Inventory step-up amortization	-	-	-	(532)
ERP system accelerated depreciation	-	(1,056)	-	(1,792)
Adjusted EBITDA	$31,281	$28,518	$59,356	$53,884
Adjusted EBITDA as a % of sales	18.3%	17.1%	18.6%	16.5%

* Refer to table A for a reconciliation of GAAP to adjusted amounts.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2013	2012	2013	2012
Sales	$171,331	$166,548	$319,596	$325,651
Cost of sales	114,029	114,615	213,545	226,830
Gross profit	57,302	51,933	106,051	98,821
Operating expenses:
Selling, general and administrative expenses	22,248	20,745	42,340	39,779
Research, development and engineering costs, net	14,097	14,174	25,177	28,085
Other operating expenses, net	3,822	5,923	7,060	8,668
Total operating expenses	40,167	40,842	74,577	76,532
Operating income	17,135	11,091	31,474	22,289
Interest expense	1,445	4,415	8,433	8,774
Other (income) expense, net	679	(194)	964	526
Income before provision for income taxes	15,011	6,870	22,077	12,989
Provision for income taxes	5,259	3,019	6,662	4,671
Net income	$9,752	$3,851	$15,415	$8,318

Earnings per share:
Basic	$0.41	$0.16	$0.65	$0.35
Diluted	$0.39	$0.16	$0.62	$0.35

Weighted average shares outstanding:
Basic	23,914	23,611	23,832	23,515
Diluted	24,922	23,876	24,818	23,816

CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(in thousands)

	As of
ASSETS	June 28,		December 28,
	2013		2012
Current assets:
Cash and cash equivalents	$	10,184	$20,284
Accounts receivable, net		138,597	120,923
Inventories		122,162	106,612
Deferred income taxes		7,906	7,678
Prepaid expenses and other current assets		9,572	12,636
Total current assets		288,421	268,133
Property, plant and equipment, net		149,214	150,893
Amortizing intangible assets, net		79,973	87,345
Indefinite-lived intangible assets		20,828	20,828
Goodwill		344,909	349,035
Deferred income taxes		2,676	2,534
Other assets		11,261	11,107
Total assets	$	897,282	$889,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$	42,675	$45,274
Income taxes payable		18,915	94
Deferred income taxes		845	874
Accrued expenses		36,250	45,515
Total current liabilities		98,685	91,757
Long-term debt		237,000	225,414
Deferred income taxes		51,990	82,462
Other long-term liabilities		6,500	9,382
Total liabilities		394,175	409,015
Stockholders’ equity:
Preferred stock		-	-
Common stock		24	24
Additional paid-in capital		329,388	320,618
Treasury stock		(593)	(452)
Retained earnings		163,138	147,723
Accumulated other comprehensive income		11,150	12,947
Total stockholders’ equity		503,107	480,860
Total liabilities and stockholders’ equity	$	897,282	$889,875

CONTACT:
Greatbatch, Inc.
Betsy Cowell, 214-618-4982
VP Finance and Treasurer
ecowell@greatbatch.com